UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 11, 2015

Camden National Corporation (Exact name of registrant as specified in its charter)

Maine	01-28190	01-0413282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Elm Street, Camden, Maine	04843
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (207) 236-8821

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 15, 2015, Camden National Bank, a wholly-owned subsidiary of Camden National Corporation (the “Company”), announced that in connection with the previously announced merger of The Bank of Maine, a wholly-owned subsidiary of SBM Financial, Inc. (“SBM”), and the Company, four Camden National Bank branches have been identified for consolidation with The Bank of Maine branches. The proposed branch consolidations are subject to the closing of the bank merger, and would not occur until October 2015. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.
On May 11, 2015, Camden National Bank and Edmund M. Hayden, Chief Risk Officer and Chief Credit Officer of SBM, entered into an agreement for Mr. Hayden to join Camden National Bank as Executive Vice President and Chief Credit Officer, upon completion of the merger of Camden National Bank and The Bank of Maine, with an annualized base salary of $220,000. Camden National Bank agreed to assume the rights and obligations of Mr. Hayden’s existing change in control agreement, subject to Mr. Hayden waiving certain provisions of the change in control agreement relating to the definition of “good reason” in connection with a termination following a change in control. Mr. Hayden will participate in Camden’s Executive Incentive Plan, Long-Term Incentive Plan, and Defined Contribution Retirement Plan, and will be eligible to participate in Camden’s Management Stock Purchase Plan and the Executive Deferred Compensation Plan.

Item 9.01	Financial Statements and Exhibits.

(d)    The following exhibit is filed with this report:

Exhibit No.	Description
99.1	Press release dated May 15, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 15, 2015

CAMDEN NATIONAL CORPORATION (Registrant)

By:	/s/ DEBORAH A. JORDAN
Deborah A. Jordan Chief Operating Officer and Chief Financial Officer and Principal Financial & Accounting Officer